Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

ABVC BioPharma, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, $0.001par value, issuable upon conversion of the Note				$		$3,175,000	.0001102	$349.89
Equity	Common Stock, $0.001 par value, issuable upon exercise of the Warrant	457(c)	(2)	5,291,677		$0.66	$3,492,506.82	.0001102	$384.87
Equity	Common Stock, $0.001 par value, issuable upon exercise of the PA Warrant	457(c)	(2)	211,667		$0.66	$139,700.22	.0001102	$15.39
Total Offering Amounts							$6,807,207.04	.0001102	$750.15
Total Fees Previously Paid									$-
Total Fee Offsets									$-
Net Fee Due									$750.15

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.66, based on the average of the high ($0.69) and low ($0.63) sales prices of the Common Stock as reported by the Nasdaq Capital Market on April 20, 2023.

(3)	The fee is calculated by multiplying the aggregate offering amount by 0.0001102 pursuant to Section 6(b) of the Securities Act.